Exhibit 10(c)

CHANGE-IN-CONTROL AGREEMENT

 Dated September 18, 2007

PERSONAL AND CONFIDENTIAL

«First_Name» «Last_Name»

«Job_Title»

«Company»

Dear «First_Name»:

Comtech Telecommunications Corp. (the “Company”) considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel. Our Board of Directors (the “Board”) recognizes that the possibility of a change in ownership or control of the Company may result in the departure or distraction of key personnel to the detriment of the Company and our stockholders. Therefore, the Board has determined to enter into this agreement with you (i) to encourage and reinforce your attention and dedication to your assigned duties without distraction in the face of the disruptive circumstances that can arise from a possible change in control of the Company, (ii) to enhance our ability to retain you in those circumstances, and (iii) to provide you with fair and reasonable protection from the risks of a change in ownership and control so that you will be in a position to help the Company complete a transaction that would be beneficial to stockholders. Accordingly, you and the Company agree as follows:

1.	Term of Agreement and Protected Period.

(a)            Term of Agreement. The period during which this Agreement shall be in effect (the “Term”) shall be the period August 1, 2007 through the close of business on July 31, 2009; provided, however, that the Term shall be automatically renewed for successive one-year periods unless either party hereto gives written notice of non-renewal to the other party at least sixty (60) days prior to the expiration of the then current Term; and provided further, that if a Change in Control has occurred prior to expiration of the then current Term, the Term shall continue until the later of (i) the expiration of such then current Term, and (ii) the date that is twelve (12) months after such occurrence of a Change in Control.

(b)            Protected Period. The “Protected Period” is the period from the time of occurrence of a Change in Control until the date that is twelve (12) months after such occurrence of a Change in Control. Notwithstanding the preceding sentence, the introductory text to Section 3 provides that certain events occurring before a Change in Control shall be deemed to have occurred during the Protected Period.

2.	Change in Control.

“Change in Control” shall mean the occurrence during the Term of a Change in Control as defined in Section 14.2 of the 2000 Stock Incentive Plan, as such Plan may be amended from time to time.

3.	Termination and Resulting Compensation.

The Agreement provides no compensation or benefits in connection with Terminations which occur at times other than during the Protected Period, except that, if you are Terminated within 30 days prior to a Change in Control by the Company without Cause at the direction of a Person who has entered into an agreement with the Company the consummation of which will constitute a Change in Control, or if you Terminate with Good Reason prior to a Change in Control (treating the entry by such a Person into such an agreement as a Change in Control in applying the definition of Good Reason) if the circumstance or event which constitutes Good Reason occurs at the direction of such Person, then your Termination shall be deemed to have been during the Protected Period and following a Change in Control and shall qualify for the compensation specified in Section 3(b).

(a)            Termination by the Company for Cause, by You Without Good Reason, or by Reason of Death, and Failure to Perform Duties Due to Disability. If during the Protected Period you are Terminated by the Company for Cause, you voluntarily Terminate without Good Reason, Termination occurs due to your death, or Termination results from your failure to perform your duties with the Company due to a disability, the Company will have no obligation to pay any compensation or benefits to you under this Agreement.

(b)           Terminations Triggering Severance Compensation. In lieu of any other severance compensation to which you may otherwise be entitled under any plan, program, policy or arrangement of the Company or any subsidiary, entitlement to which you hereby expressly waive, the Company will pay you the payments described in this Section 3(b) (the “Severance Payments”) upon Termination during the Protected Period and during the Term, unless such termination is (A) by the Company for Cause, (B) by reason of death, (C) due to your failure to perform your duties with the Company due to disability (for which you qualify for disability benefits), or (D) by you without Good Reason. The compensation provided under this Section 3(b) are as follows:

(i) The Company will pay you a lump sum severance payment, in cash, equal to one-twelfth of your annual base salary times the number of months (including fractional months) remaining until the date 18 months after the Change in Control, but not less than 12 (so, for example, such a Termination at the date of a Change in Control would result in payment of 18 months’ salary, and such a Termination between six and 12 months after the Change in Control would result in payment of 12 months’ salary). For this purpose, your annual salary will be the greater of your annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or your annual base salary in effect immediately prior to the Change in Control.

(ii) Your stock options and other equity awards shall be governed by the terms of the applicable plans and award agreements.

Nothing in this Section 3 is intended to affect in any way any bonus or other cash incentive compensation with respect to which you are entitled to payment as of the date of such Termination.

(c)            Excise Tax and Related Provisions . Other provisions of this agreement notwithstanding, the amounts payable to you under Section 3(b)(i) shall be equal to whichever of the following amounts shall result in the greater after-tax payment to you, after application of all federal, state and local taxes applicable to such payments:

(i)	The amount otherwise payable under Section 3(b)(i) without regard to this Section 3(c); and
(ii)

The amount payable in (i) above reduced by the total amounts payable under Section 3(b)(i) to the extent included as parachute payments under Section 280G(b)(2) of the Code, but only to the extent such amounts included as parachute payments exceed one dollar less than 300% of your “Base Amount,” as defined in Section 280G(b)(3)(A) and (d)(1) and (2) of the Code.

The calculation of after-tax payments under this Section 3(c) shall be made by independent public accountants selected by the Company subject to your consent, which consent shall not be unreasonably withheld or delayed. The fees and expenses of such accountants shall be borne by the Company.

(d)            Time of Payment. The Company’s obligation to make the payments provided for in Section 3(b)(i) shall be subject to your execution of a release, in the form attached as Exhibit A, which you have not revoked by the end of any applicable revocation period. At the end of such revocation period (not later than 45 days after your Termination), the Company shall pay the amount specified in Section 3(b)(i) in a lump sum. For purposes of compliance with Section 409A of the Internal Revenue Code, it is intended that the payment under Section 3(b)(i) be deemed first to be a short-term deferral under Treasury Regulation § 1.409A-1(b)(4) and then to be separation pay excluded from being a deferral of compensation to the extent provided under Treasury Regulation §1.409A-1(b)(9)(iii). If, however, (i) for any reason all or any portion of such payment is deemed to be a non-excluded deferral of compensation under Treasury Regulation §1.409A-1(b), and (ii) any of the Company’s stock is publicly traded on an established securities market or otherwise, and (iii) you are a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), then the affected portion of such payment shall be made on the first business day that is on or after the date that is six months after the date of your separation from service. Likewise, if any other payment or benefit under this Agreement would be subject to a tax penalty under Code Section 409A, such payment or benefit will be payable to you only at the date specified in the preceding sentence if such delay would avoid such tax penalty to you.

(e)            Notice. During the Protected Period, any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto.

(f)            Certain Definitions. Except as otherwise indicated in this Agreement, all definitions in this Section 3(f) shall be applicable during the Protected Period only.

(i)

Cause. “Cause” for Termination by the Company of your employment, during the Protected Period, shall mean (A) willful misconduct, dishonesty, misappropriation, breach of fiduciary duty or fraud by you with regard to the Company or any of its assets or businesses; (B) your conviction or your pleading of nolo contendere with regard to any felony or crime (for the purpose hereof, traffic violations and misdemeanors shall not be deemed to be a crime); or (C) any material breach by you of the provisions of this Agreement which is not cured within 30 days after written notice to you of such breach from the Board of Directors of the Company.

(ii)

Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination which, in the case of a Termination by the Company (other than a Termination for Cause), shall not be less than 30 days from the date such Notice of Termination is given and, in the case of a Termination by you, shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given.

(iii)

Good Reason. “Good Reason” for Termination of your employment will mean the occurrence, without your written consent, of any one of the following, provided that you have given Notice of Termination to the Company within 90 days after the initial existence of the condition giving rise to your asserted Good Reason, and the Company has failed to fully correct the Good Reason by the date of your Termination specified in the Notice of Termination (such correction by the Company having the effect of canceling such Notice and the resulting Termination), and your separation from service occurs within one year after the initial existence of circumstances constituting Good Reason:

(A) the assignment to you of any duties inconsistent in any substantial respect with your position, authority or responsibilities immediately prior to the occurrence of the Change in Control or any other substantial adverse change in such position, including authority or responsibilities;

(B) a reduction by the Company in your annual base salary in effect immediately prior to the Change in Control and as such base salary thereafter may have been increased; or

(C) the relocation of the principal place of your employment to a location more than fifty (50) miles from the location of such place of employment on the date of this Agreement; except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations prior to the Change in Control.

(iv)

Notice of Termination. “Notice of Termination” shall mean notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(v)

Termination. “Termination” means an event by which your employment relationship with the Company and all subsidiaries has ended, provided that a Termination will occur no earlier than the time at which you have had a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h).

4. Mitigation.

You will not be required to mitigate the amount of payments provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payments provided for under this Agreement be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

5.             Covenants for Protection of Company’s Business. In consideration for the payments and benefits provided by the Company under this Agreement, by your execution of this agreement you agree as follows:

(i)

You agree that you will not (except on behalf of the Company) during your employment with the Company and during the period of 12 months thereafter (the "Restrictive Period") employ or retain, solicit the employment or retention of, or knowingly cause or encourage any entity to retain or solicit the employment or retention of, any person who is an employee of the Company or was an employee of the Company at any time during the period commencing 12 months prior to the termination of your employment with the Company. After your Termination of Employment: (A) You will refrain from disparaging, whether orally, in writing or in other media, the Company, its affiliates, the officers, directors and employees of each of them, and the products and services of each of them, and (B) the Company will not disparage you or otherwise comment upon your employment performance other than as may be required by law or as requested by you.

(ii)

You will not at any time, directly or indirectly, without the Company’s prior written consent, disclose to any third party or use (except as authorized in the regular course of the Company’s business or in your performance of your responsibilities for the Company) any confidential, proprietary or trade secret information that was either acquired by you during your employment with the Company or thereafter, including, without limitation, sales and marketing information, information relating to existing or prospective customers and markets, business opportunities, and financial, technical and other data (collectively, the "Confidential Information"). After termination of your employment with the Company for any reason and upon the written request of the Company, you shall promptly return to the Company all originals and/or copies of written or recorded material (regardless of the medium) containing or reflecting any Confidential Information and shall promptly confirm in writing to the Company that such action has been taken. Notwithstanding the foregoing, the following shall not constitute Confidential Information: (A) Information that is already in the public domain at the time of its disclosure to you; (B) Information that, after its disclosure to you, becomes part of the public domain by publication or otherwise other than through your act; and (C) Information that you received from a third party having the right to make such disclosure without restriction on disclosure or use thereof.

 6. Miscellaneous.

(a)           Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b)          Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of your death, all amounts otherwise payable to you hereunder shall, unless otherwise provided herein, be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

(c)           Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (i) personally delivered or (ii) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided that all notice to the Company shall be directed to the attention of the Board with a copy to the Chief Executive Officer of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(d)           Modifications. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

(e)          Governing Law. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

(f)            Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

(g)           Surviving Obligations. The obligations of the Company and your obligations under this Agreement shall survive the expiration of this Agreement to the extent necessary to give effect to this Agreement.

(h)           Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(i)            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(j)            Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the Term supersedes the provisions of all prior agreements (including any prior Change in Control Agreement between the parties), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereof with respect to the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, the procedural provisions of this Agreement shall apply to all benefits payable as a result of a Change in Control (or other change in control) under any employee benefit plan, agreement, program, policy or arrangement of the Company.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

COMTECH TELECOMMUNICATIONS CORP. By: ________________________________ [Name] [Title]

Agreed to this 18th day of September, 2007.

«First_Name» «Last_Name»

Exhibit A

General Release

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, I, for myself and my successors, assigns, heirs and representatives (each, a “Releasing Party”), hereby release and forever discharge Comtech Telecommunications Corp. (the “Company”), its stockholders, officers, directors, employees, agents and attorneys, and their respective successors, assigns, heirs and representatives (each, a “Released Party”), individually and collectively, from any and all claims, demands, causes of action, liabilities or obligations, known or unknown, pending or not pending, liquidated or not liquidated, of every kind and nature whatsoever (collectively, the “Released Claims”) which the Releasing Party has, has had or may have against any one or more of the Released Parties arising out of, based upon or in any way, directly or indirectly, related to the Company’s business, my employment with the Company or the termination of such employment; provided, however, that this General Release shall have no effect whatsoever upon the Company’s obligations, if any, to pay severance compensation pursuant to the Change in Control Agreement between the undersigned and the Company, dated September 18, 2007 (the “CIC Agreement”) or the rights of the undersigned to enforce such obligations.

The Released Claims include, without limitation, (a) all claims arising out of or relating to breach of contract, the Fair Labor Standards Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the National Labor Relations Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act and/or any other federal, state or local statute, law, ordinance, regulation or order as the same may be amended or supplemented from time to time, (b) all claims for back pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages on account of any alleged personal, physical or emotional injury, and (c) all claims for attorneys' fees and costs.

I agree that I am voluntarily executing this General Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 and that the consideration given for the waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the Age Discrimination in Employment Act of 1967, that: (a) my waiver and release specified herein does not apply to any rights or claims that may arise after the date I sign this General Release or my rights with respect to severance compensation, if any, payable to me pursuant to the CiC Agreement; (b) I have the right to consult with an attorney prior to signing this General Release; (c) I have twenty-one (21) days to consider this General Release (although I may choose to sign it earlier); (d) I have seven (7) days after I sign this General Release to revoke it; and (e) this General Release will not be effective until the date on which the revocation period has expired, which will be the eighth day after I sign this General Release, assuming I have returned it to the Company by such date.

Dated:____________________	__________________________________________